Exhibit 99.1

Mimecast Welcomes Bob Schechter to Board of Directors

Lexington, MA – December 18, 2018 – Mimecast Limited (NASDAQ: MIME), a leading email and data security company, today announced Bob Schechter has joined its Board of Directors, effective January 1, 2019. Schechter is currently a corporate board member, investor and advisor to several early stage businesses.

“Bob is a great addition to our Board of Directors, as he has vast executive and board-level experience,” said Peter Bauer, chief executive officer and chairman at Mimecast. “His willingness to service Mimecast is much appreciated and we look forward to benefiting from his guidance.”

Schechter brings more than 30 years of knowledge from serving in positions including CEO, board chair, audit committee chair and CFO roles in both the software and telecom industries. He currently sits as a chair for PTC, and on the audit committee at Telaria. Schechter has extensive experience working in high growth environments, turn-arounds, business strategy, mergers and acquisitions and international operations in both the public and private sectors. Previously, he was the CEO and Chairman at NMS Communications and before that he was a senior executive at Lotus Development.

Schechter has also worked closely with non-profits including, Temple Beth Elohim, where he serves as the current board president. He was also a past chair at both the Boston Children’s Museum and Massachusetts Network and Communications Council.

About Mimecast

Mimecast (NASDAQ: MIME) is a cloud cybersecurity and resilience provider for IT service organizations and thousands of customers worldwide. Well known for innovating security solutions that make email profoundly safer for business, Mimecast’s expanded suite enables a comprehensive cyber resilience strategy delivered via an integrated, easy to implement, cloud Mime | OS platform. www.mimecast.com

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